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CONSOLIDATED STATEMENTS OF CASH FLOWS                 U S WEST, Inc.
(UNAUDITED)
                                Nine Months Ended
                                  September 30,
In millions                                           1998     1997
-------------------------------------------------   -------- ---------

OPERATING ACTIVITIES
 Net income                                         $ 1,140  $ 1,256
 Adjustments to net income:
  Depreciation and amortization                       1,625    1,616
  Gains on sales of rural telephone exchanges             -      (77)
  Deferred income taxes and amortization
   of investment tax credits                            102        7
 Changes in operating assets and liabilities:
  Accounts receivable                                   (18)      40
  Inventories, supplies and other current assets        (49)     (75)
  Accounts payable and accrued liabilities              116      245
 Other - net                                             34      141
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Cash provided by operating activities                 2,950    3,153
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (1,937)  (1,322)
 Proceeds from (payments on) disposals of property,
   plant and equipment                                  (14)      27
 Purchase of PCS licenses                               (18)     (57)
 Proceeds from sales of rural telephone exchanges         -       51
 Other                                                  (39)       -
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Cash (used for) investing activities                 (2,008)  (1,301)
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FINANCING ACTIVITIES
 Net proceeds from (repayments of) short-term debt    1,519     (701)
 Net (repayments of) proceeds from issuance
   of Old U S WEST debt                                (198)     303
 Proceeds from issuance of long-term debt             3,066        -
 Repayment of Old U S WEST debt in connection
   with the DEX Alignment                            (3,829)       -
 Repayments of long-term debt                          (411)    (412)
 Dividends paid on common stock                        (787)    (733)
 Dividends paid to Old U S WEST                        (194)    (243)
 Payment to Old U S WEST for debt refinancing costs    (140)       -
 Return of capital from Old U S WEST                     13        -
 Proceeds from issuance of common stock                  60       50
 Purchases of treasury stock                            (46)       -
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Cash (used for) financing activities                   (947)  (1,736)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                     (5)     116
 Beginning balance                                       27       80
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Ending balance                                      $    22  $   196
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